Exhibit 3.43

Business License

(Duplicate) (2-1)

Unified Social Credit Identifier: 91210311MA10P76DL

Enterprise Name: Wunong Technology (Shanxi) Co., Ltd.

Type of Enterprise: Limited Liability Company

Address: 18/F, B, Yu Shang Building, Tongda Road, High-tech Industrial Park, Yulin

City, Shaanxi Province

Legal Representative: QIN HAIYAN

Registered Capital: RMB880,0000

Date of Establishment: 10 December2020

Validity Term: Sustainable operation

Scope of operation: Software technology development and technical consultation; e-commerce (involving pre-administrative licensing, pre-administrative licensing documents must be obtained before operation); website construction; advertisin Licensing items: food, wine, beverage and tea production special equipment manufacturing; electric food processing equipment sales; agricultural and sideline food processing special equipment sales; food detergent sales; advertising design, agency; advertising (non radio, television, newspaper publishing units); advertising production; software development; technical services, technical development, technical consultation, technical exchange , technology transfer, technology promotion; Internet sales (except for the sale of commodities requiring permission); fruit planting; vegetable planting; spice crop planting; horticultural products planting; grain planting; domestic trade agency; education consulting services (excluding education and training activities involving permission approval); machinery and equipment sales; hardware retail; building materials sales; electronic products sales; Office equipment consumables manufacturing; camera and equipment manufacturing; computer hardware and software and auxiliary equipment retail; cosmetics retail; personal hygiene products sales; chemical products sales (excluding licensed chemical products); sporting goods and equipment retail; needle textiles sales; clothing retail; daily necessities sales; furniture sales; jewelry retail; class II medical equipment sales Sales of feed raw materials; sales of feed additives; retail of fresh fruits; retail of fresh vegetables; sales of household appliances; retail of edible agricultural products; sales of watches and clocks; sales of glasses (excluding contact lenses); sales of toys; storage services of general goods (excluding hazardous chemicals and other items requiring approval); sales of fertilizers; primary processing of edible agricultural products (except those that need approval according to law) In addition to the project, it shall independently carry out business activities according to law with its business license). Licensing items: food business (sales of prepackaged food); food business (sales of bulk food); production of health care products (non food); sales of formula food for special medical purposes; sales of health care food; food business; food Internet sales; food Internet sales (sales of prepackaged food); sales of health care products (non food); food import and export; small catering Small food and miscellaneous food workshop operation; main crop seed production; Internet information service; Internet service; veterinary drug operation; forest seed production and operation; crop seed operation; fertilizer production; pesticide retail; pesticide wholesale; infant formula milk powder sales; liquor operation (items subject to approval according to law can only be carried out after being approved by relevant departments, The specific business items shall be subject to the examination and approval results).